Exhibit 10.99

Dated 26 March 2019

JELCO DELTA HOLDING CORP.
as Lender
and
SEANERGY MARITIME HOLDINGS CORP.
as Borrower

LOAN AGREEMENT
in respect
of a loan facility of $7,000,000
to be used for
(i) the refinancing of the Existing Indebtedness and
(ii) general working capital purposes

Index

Clause		Page

1	Purpose, Definitions and Construction of certain terms	1
2	The Loan	4
3	Interest	5
4	Repayment	5
5	Mandatory Prepayment	5
6	Representations and Warranties	6
7	Events of Default	7
8	Application of Receipts	8
9	Notices	9
10	Amendments and Waivers	9
11	Process Agent	9
12	Governing Law and Jurisdiction	9
13	Miscellaneous	9
Execution Page		10
Schedule 1 Form of Drawdown Notice		11
Schedule 2 Condition Precedent Documents		12

THIS LOAN AGREEMENT (the "Loan Agreement"), is made on 26 March 2019.
PARTIES
(1)
JELCO DELTA HOLDING CORP., a corporation organised under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands (the "Lender"); and

(2)
SEANERGY MARITIME HOLDINGS CORP., a corporation organised under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands (the "Company").

BACKGROUND
(A)
The Lender and the Company have entered into a loan facility of $2,000,000 originally dated 10 April 2018, as amended and restated on 13 June 2018, as supplemented on 11 August 2018 and on 31 January 2019 (the “Existing Loan Agreement”), which is guaranteed by Emperor.

(B)	The Lender has agreed to make available to the Company a facility of $7,000,000 in a single advance as follows:
(i)	$2,000,000 to be used for the purpose of refinancing the Existing Indebtedness; and
(ii)	$5,000,000 to be used for general working capital purposes.
(C)
The Lender, which as of the date hereof is holding 37.7% of the total issued share capital of the Company, is willing to make available the Loan to the Company in accordance with the terms and conditions of this Loan Agreement.

OPERATIVE PROVISIONS
In consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
1	PURPOSE, DEFINITIONS AND INTERPRETATION
1.1	Purpose
This Loan Agreement sets out the terms and conditions upon and subject to which it is agreed that the Lender will make available to the Borrower a loan of United States Dollars seven million (US$7,000,000) to be used for the purpose of refinancing the Existing Indebtedness and for general working capital purposes.
1.2	Definitions
In this Loan Agreement, unless the context otherwise requires, each term or expression defined in the recital of the parties and this clause shall have the meaning given to it in the recital of the parties and in this clause and:
"Agreed Form" means, in relation to any document, that document in the form approved in writing by the Lender or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;
"Applicable Interest Rate" means:
(a)	during the period commencing on the Drawdown Date and ending on the Final Repayment Date, 6 per cent. per annum;

(b)	if the First Repayment Instalment is deferred to the Balloon Repayment Instalment pursuant to Clause 4.2 (Deferral of First Repayment Instalment), at all times thereafter, 8.5 per cent. per annum;
"Availability Period" means the period commencing on the date of this Loan Agreement and ending on 5 April 2019;
"Banking Day" means any day on which banks and foreign exchange markets in New York, London, Bermuda and Athens and in each country or place in or at which any act is required to be done under this Loan Agreement, are open for the transaction of business of the nature contemplated in this Loan Agreement;
"Borrower" means the Company as specified at the beginning of this Loan Agreement;
"Deed of Release" means a deed releasing the Existing Security under the Existing Loan Agreement in a form acceptable to the Lender.
"Dollar" and "US$" mean the lawful currency of the United States of America;
"Drawdown Date" means the Banking Day, not earlier than the date of this Loan Agreement, upon which the Borrower has requested that the Loan be made available or (as the context requires) the date on which the Loan is actually made by the Lender to the Borrower hereunder;
"Emperor" means Emperor Holding Ltd., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands, being a wholly owned subsidiary of the Borrower;
"Emperor Guarantee" means an irrevocable and unconditional guarantee of the obligations of the Borrower executed or to be executed by Emperor in favour of the Lender in the Agreed Form;
"Event of Default" means any of the events or circumstances described in Clause 7;
"Existing Indebtedness" means at any date, the outstanding Financial Indebtedness of the Borrower on that date under the Existing Facility Agreement (being $2,000,000 at the date of this Agreement).
"Existing Loan Agreement" means the agreement described in Recital A;
"Existing Security" means a guarantee dated 10 April 2018 executed by Emperor in favour of the Lender securing the Existing Indebtedness.
"Final Repayment Date" means the earlier of:
(a)	18 months from the Drawdown Date; and
(b)	30 September 2020;
"Finance Documents" means together:
(a)	this Loan Agreement;
(b)	the Emperor Guarantee;
(c)	the First Jelco Loan Agreement;
(d)	the Second Jelco Loan Agreement;

(e)	the Notes; and
(f)
any other document (whether creating a security interest or not) which is executed at any time by the Borrower or Emperor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Loan Agreement, the First Jelco Loan Agreement, the Second Jelco Loan Agreement, the Notes or any of the other documents referred to in this definition and, in the singular, means any of them;

"Financial Indebtedness" means any indebtedness for or in relation to:
(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
“First Jelco Loan Agreement” means the loan agreement originally dated 4 October 2016 (as amended on 17 November 2016, as amended and restated on 28 November 2016, as supplemented on 13 June 2018 and further amended and restated on 13 February 2019) and made between (i) the Borrower, as borrower and (ii) the Lender, as lender, pursuant to which the Lender has made available to the Borrower a loan facility of originally up to US$12,800,000 relating to the financing of the m.v. "LORDSHIP" and the m.v. "KNIGHTSHIP";
“Guarantor” means Emperor;
"Interest Payment Date" means each date for the payment of interest in accordance with Clause 3;
"Interest Period" means the period for the payment of interest pursuant to Clause 3;
"Interest Rate" means the rate of interest payable in respect of the Loan ascertained in accordance with the provisions of Clause 3;
"Loan" means the principal amount from time to time outstanding under this Loan Agreement;

"Notes" means the convertible promissory note originally dated 12 March 2015 (as further amended), the revolving convertible promissory note dated 7 September 2015 (as further amended) and the convertible promissory note dated 27 September 2017 (as further amended), all issued by the Borrower in favour of the Lender;
“Second Jelco Loan Agreement” means the loan agreement originally dated 24 May 2017 (as amended and restated on 27 September 2017 and supplemented on 13 February 2019) and made between (i) the Borrower, as borrower and (i) the Lender, as lender, pursuant to which the Lender has made available to the Borrower a loan facility of originally up to US$16,200,000 relating to the financing of the m.v. “PARTNERSHIP” and the refinancing of the m.v. “CHAMPIONSHIP”.
1.3	Construction of certain terms
In this Loan Agreement:
"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
"document" includes a deed; also a letter or fax;
"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
"person" includes any individual, any partnership, any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and
2	THE LOAN
2.1	Commitment to Lend
Subject to (i) the terms of this Loan Agreement and (ii) receipt by the Lender of the documents and/or evidence specified in Clause 2.2 below, it is hereby agreed and undertaken by the Lender to lend to the Borrower a sum of United States Dollars seven million (US$7,000,000) in a single advance which shall be made available to the Borrower in accordance with and on the terms and conditions of this Loan Agreement.
2.2	Conditions Precedent to Lend
The documents and/or evidence referred to in Clause 2.1 above to be received by the Lender are the following:

(a)	The documents and evidence described in Part A of Schedule 2 hereto on or prior to the date of the Loan Agreement;
(b)	the Drawdown Notice in the form set out in Schedule 1 on the Drawdown Date; and
(c)	the Emperor Guarantee duly executed by the Guarantor on the Drawdown Date.
3	INTEREST
3.1	Interest Period
The period during which the Loan shall be outstanding under this Loan Agreement shall be divided into consecutive Interest Periods of three months' duration commencing on the Drawdown Date.
3.2	Interest rate
During the Interest Period interest shall accrue on the Loan at the rate equal to the Applicable Interest Rate.
3.3	Accrual and payment of interest
Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be paid by the Borrower to the Lender on the last day of each Interest Period.
3.4	Default interest
3.5
In the event of a failure by the Borrower to pay any amount on the date on which such amount is due and payable pursuant to this Agreement and irrespective of any notice by the Lender or any other person to the Borrower in respect of such failure, the Borrower shall pay interest on such amount on demand from the date of such default up to the date of actual payment as follows:

(i)
During the period commencing on the Drawdown Date and ending on the Final Repayment Date, at the per annum rate which is the aggregate of: (a) two per cent (2%); and (b) the applicable Interest Rate; and

(ii)
If the First Repayment Instalment is deferred to the Balloon Repayment Instalment pursuant to Clause 4.2 (Deferral of First Repayment Instalment), at the per annum rate which is the aggregate of: (a) half per cent (0.5%); and (b) the applicable Interest Rate.

4	REPAYMENT
4.1	The Borrower shall repay the Loan as follows:
(i)	By an instalment in the amount of $1,000,000 to be repaid on 5 January 2020 (the “First Repayment Instalment”); and
(ii)	By a balloon instalment in the amount of $6,000,000 to be repaid on the Final Repayment Date (the “Balloon Repayment Instalment”).
4.2	Deferral of First Repayment Instalment
The Borrower may request to the Lender in writing that payment of the First Repayment Instalment be deferred to the Balloon Repayment Instalment, if the aggregate balance of cash and cash equivalents (including any restricted cash) of the Borrower as of 31 December 2019 is less than $7,500,000. The Borrower’s request in respect of any such deferral shall be irrevocable and shall be made in writing prior to or on 3 January 2020.

5	MANDATORY PREPAYMENT
The Borrower shall be obliged to prepay the full or any part of the Loan by utilizing an amount equal to not less than 25 per cent. of the net proceeds of any public offering of securities or debt concluded by the Borrower following the Drawdown Date.
6	REPRESENTATIONS AND WARRANTIES
The Borrower hereby represents and warrants (and each representation and warranty is deemed repeated on the Drawdown Date) that:
6.1	Organisation
The Borrower is a corporation duly organised, validly existing and in good standing under the laws of the Marshall Islands and is duly qualified to do business and is in good standing in such jurisdictions where such qualification is necessary.
6.2	Enforceability
This Loan Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.
6.3	No Conflict
Neither the execution or delivery of this Loan Agreement by the Borrower, the consummation by the Borrower of the Loan (or any part thereof), nor compliance by the Borrower with the terms and provisions hereof will (i) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any court or governmental authority to which the Borrower is subject, (ii) conflict with or result in a breach or default under the Borrower's organisational documents, (iii) conflict with or result in a breach or default which is material in the context of this Loan Agreement under any agreement or instrument to which the Borrower is a party or by which it or any of its properties, whether now owned or hereafter acquired, is subject or bound, or (iv) result in the creation or imposition of any lien, charge, or encumbrance of any nature upon any property or assets, whether now owned or hereafter acquired, of the Borrower.
7	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 7 is an Event of Default.
7.1	Non-payment
The Borrower or the Guarantor does not pay on the due date any amount payable by it under any Finance Document to which it is a part at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by an administrative or technical error beyond the control of the Borrower or the Guarantor, as the case may be, provided the payment is made within five (5) Banking Days of its original due date.
7.2	Misrepresentation
Any representation, warranty or statement made or deemed to be repeated by the Borrower or the Guarantor is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

7.3	Breach of Undertakings
The Borrower or the Guarantor is in breach of any covenants or fails to perform any of the undertakings contained in the Finance Documents to which it is a party.
7.4	Security
Any of the Finance Documents becomes unenforceable.
7.5	Insolvency
The Borrower or the Guarantor is unable or admits inability to pay its debts as they fall due or suspends making payments on any of its debts.
7.6	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken for:
(a)
the suspension of payments, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or the Guarantor;

(b)	a composition, compromise, assignment with any creditor of the Borrower or the Guarantor;
(c)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of the Borrower or the Guarantor or any of their respective assets; or any analogous procedure or step is taken in any jurisdiction.

7.7	Impossibility or illegality
Any event occurs which would, or would with the passage of time, render performance of a Finance Document by the Borrower or, as the case may be, the Guarantor impossible, unlawful or unenforceable by the Lender.
7.8	Revocation or modification of authorisation
Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the term of this Loan Agreement becomes, necessary to enable the Borrower or the Guarantor to comply with any of its obligations under any Finance Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.
7.9	Material adverse change
Any event or series of events occurs which, in the reasonable opinion of the Lender, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of the Borrower or the Guarantor.
7.10	Acceleration
If an Event of Default is continuing the Lender may by notice to the Borrower:
(a)
declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Loan Agreement are immediately due and payable, whereupon they shall become immediately due and payable; and/or

(b)	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Lender; and/or
(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) and (b), the Lender is entitled to take under any Finance Document or any applicable law.
8	APPLICATION OF RECEIPTS
8.1	Normal order of application
Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:
(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;
(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;
(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;
(j)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;
(d)
FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 8.1(a), 8.1(b), 8.1(c) and 8.1(d); and

(e)	SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.
8.2	Variation of order of application
The Lender may, by notice to the Borrower, provide for a different manner of application from that set out in Clause 8.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.
8.3	Notice of variation of order of application
The Lender may give notices under Clause 8 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Banking Day before the date on which the notice is served.
8.4	Appropriation rights overridden
This Clause 8.4 and any notice which the Lender gives under Clause 8 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or the Guarantor.
9	NOTICES
All notices, requests, consents and other communications under this Loan Agreement shall be in writing and shall be deemed delivered (i) upon delivery when delivered personally, (ii) upon receipt if by facsimile transmission (with confirmation of receipt thereof) or (iii) one Banking Day after being sent via a reputable nationwide overnight courier service guaranteeing next Banking Day delivery, in each case to the intended recipient as set forth below:

If to the Borrower:
c/o 154 Vouliagmenis Avenue
16674 Glyfada
Athens
Greece
Attention: Chief Executive Officer
Facsimile: +30 210 9638404

if to the Lender:
c/o Western Isles
Jardine House
P.O. Box NM 1431
Hamilton NM FX
Bermuda
Attention: Alastair Macdonald
Facsimile: +1441 (296) 0329
Any party may change the address or the fax to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this clause.
10	AMENDMENTS AND WAIVERS
This Loan Agreement may be amended, modified, superseded, or cancelled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.
11	PROCESS AGENT
The Borrower irrevocably appoints Messrs. E.J.C Album Solicitors, presently of Landmark House, 190 Willifield Way, London, NW11 6YA, England (Attention of Mr. Eduard Album Tel: +44 208 455 7653, Fax: +44 208 457 5558, e-mail: ejca@mitgr.com) to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.
Meaning of "proceedings" and "Dispute"
In this Clause 11, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Loan Agreement (including a dispute relating to the existence, validity or termination of this Loan Agreement) or any non-contractual obligation arising out of or in connection with this Loan Agreement.
12	GOVERNING LAW AND JURISDICTION
This Loan Agreement (and any non-contractual rights and obligations arising out of or with respect to the subject matter of this Loan Agreement) shall be governed by and construed in accordance with English Law. The parties to this Loan Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Loan Agreement (including any non-contractual rights and obligations arising out of or with respect to the subject matter of this Loan Agreement) and that any proceedings may be brought in those courts.
13	MISCELLANEOUS
13.1	The headings of the clauses of this Loan Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Loan Agreement.

13.2
If any provision or part of a provision of this Loan Agreement or its application to either party, shall be, or be found by any authority of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall. not affect the other provisions or parts of such provisions of this Loan Agreement, all of which shall remain in full force and effect;

13.3
This Loan Agreement may be entered into on separate engrossments, each of which when so executed and delivered shall be an original but 'each engrossment shall together constitute one and the same instrument and shall take effect from the time of execution of the last engrossment. Immediate evidence that an engrossment has been executed may be provided by transmission of such engrossment by facsimile machine or by email with the original executed engrossment to be forthwith put in the mail.

13.4
A person who is not a party to this Loan Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 of the United Kingdom to enforce any term of this Loan Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

This Loan Agreement has been entered into on the date stated at the beginning of this Loan Agreement.

THE LENDER

SIGNED by
Alastair Macdonald	)
for and behalf of	)/s/ Alastair Macdonald
JELCO DELTA HOLDING CORP.	)
in the presence of: Karen Campbell
/s/ Karen Campbell

THE BORROWER

SIGNED by
Stavros Gyftakis	)
for and behalf of	)/s/ Stavros Gyftakis
SEANERGY MARITIME HOLDINGS CORP.	)
in the presence of: Theodora Mitropetrou
/s/ Theodora Mitropetrou

SCHEDULE 1

FORM OF DRAWDOWN NOTICE

To:	Jelco Delta Holding Corp. (the "Lender")

[●] 2019
Re: US$7,000,000 Loan Agreement dated [●] March 2019 made between (A) Jelco Delta Holding Corp. (the "Lender") and (B) Seanergy Maritime Holdings Corp. (the "Borrower"),
We refer to the Loan and hereby give you notice that we wish to draw the Loan in the amount of [●] (United States Dollars [●] Million) on [●].  The funds should be credited to [●] [●] [name and number of account] held in [●] [name of bank)].
Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

THE BORROWER
SEANERGY MARITIME HOLDINGS CORP.

By:
Name:
Title:

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 2.2(a) required on or prior to the date of the Loan Agreement.
1	Copies of the certificate of incorporation and constitutional documents of the Borrower and the Guarantor and any company registration documents in respect of the Borrower required by the Lender.
2
Copies of resolutions of the directors of the Borrower and the Guarantor authorising the execution of each of the Loan Agreement and the Emperor Guarantee and, in the case of the Borrower, authorising named representatives to give the Drawdown Notice and other notices under this Loan Agreement.

3	The original of any power of attorney under which the Loan Agreement and the Emperor Guarantee is executed on behalf of the Borrower and the Guarantor.
4	The original of the Deed of Release and of each document to be delivered under or pursuant to it, together with evidence satisfactory to the Lender of its due execution by the parties to it.